UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 24, 2014

ZION OIL & GAS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33228	20-0065053
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6510 Abrams Road, Suite 300, Dallas, TX 75231
(Address of principal executive offices, including Zip Code)

214-221-4610
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Zion Oil & Gas, Inc. (the “Company”) is focusing its current exploration on the Megiddo-Jezreel License area of approximately 99,000 acres, which appears to possess the key geologic ingredients of an active petroleum system with good exploration potential.  The Company has identified several key leads and is developing them into drillable prospects.  Over the last several months, Eskaton Seismic (U.S. based seismic company) reprocessed about 168 kilometers of existing seismic data for the Company.  Eskaton’s reprocessing has significantly enhanced the geologic understanding of the subsurface, resulting in further encouragement.

In April, the Company signed a contract with the Geophysical Institute of Israel to acquire approximately 34 kilometers of Vibroseis seismic data this summer.  Once the Company processes and interprets this new seismic data, the Company will be able to definitively select the precise spot to drill our next wells.

A critical prerequisite before obtaining a drilling permit for the next well is to conduct an extensive environmental assessment of the proposed drilling area.  The Company has hired Geo-Prospect, an Israeli geological, environmental, and planning company, to assist with the environmental impact study and document which is expected to take several months to complete.  Study topics will include ecology, hydrology/water, archeology, acoustics, air quality, hazardous materials, pollution, land reclamation, drilling methods, risk mitigation, etc. Geo-Prospect has already begun to work on the project.

Also in April, the Company filed an application to merge the southernmost portion of the Jordan Valley License into the Megiddo-Jezreel License.  The Company contends that there is significant exploration potential in this geologically linked petroleum system that overlaps the boundaries between the two licenses.  The application remains with Israel’s Petroleum Commissioner pending consideration.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits:

Exhibit 99.1 – Zion Update dated June 24, 2014

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: June 24, 2014

Zion Oil and Gas, Inc.

By:	/s/ Victor G. Carrillo
Victor G. Carrillo
President and Chief Operating Officer

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